JH Balanced Fund
JH Large Cap Equity Fund
JH Sovereign Investors Fund

Change in Independent Auditor
Based on the recommendation of the Audit Committee of the fund, the Board of Trustees has determined not to retain Ernst & Young LLP as the fund's independent auditor and voted to appoint Deloitte & Touche LLP for the fiscal year ended December 31, 2003. During the two most recent fiscal years and through August 27, 2002, Ernst & Young LLP's audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the fund and Ernst & Young LLP on accounting principles, financial statements disclosure or audit scope, which if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference to the disagreement in their report.


February 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sirs:

We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock Balanced Fund, John Hancock Large Cap Equity Fund and John Hancock Sovereign Investors Fund. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
Ernst & Young LLP



Strategic Growth Fund
JH Fundamental Value Fund


Change in Independent Auditor
Based on the recommendation of the Audit Committee of the Funds on November 19, 2002, the Board of Trustees has determined not to retain PricewaterhouseCoopers LLP as the Fund's independent auditor and voted to appoint Deloitte & Touche LLP for the fiscal year ended December 31, 2003. During the two most recent fiscal years ended December 31, 2001 and December 31, 2002 and through November 19, 2002, PricewaterhouseCoopers LLP's audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the Funds and PricewaterhouseCoopers LLP on accounting principles, financial statements disclosure or audit scope, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the disagreement in their reports.



February 25, 2003

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Dear Sirs:

We have read the statements made by William H. King, Vice President and Treasurer of the John Hancock Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77k of Form N-SAR as part of the Company's Form N-SAR report dated February 26, 2003. We agree with the statements concerning our Firm contained in such Form N-SAR.

Very truly yours,





cc: William H. King